                                                                    EXHIBIT 99.1


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 11-K

              [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                     For the year ended December 31, 2000

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                           (Full title of the Plan)


                          CABOT OIL & GAS CORPORATION
                  1200 Enclave Parkway, Houston, Texas 77077
              (Name of issuer of securities held pursuant to the
               plan and address of principal executive offices)


                        Commission file number 1-10447

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN

                                     INDEX

                                                                          PAGE
Signature Page .......................................................     2

Report of Independent Accountants, Financial Statements,
  and Supplemental Schedules .........................................   F pages

Exhibit 23.1 - Consent of Independent Accountants

                                   SIGNATURE

      Pursuant to the requirements of the Securities Act of 1934, the Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.



                                   CABOT OIL & GAS CORPORATION
                                   SAVINGS INVESTMENT PLAN

                                   BY:  CABOT OIL & GAS CORPORATION
                                        ADMINISTRATIVE COMMITTEE,
                                        Administrator of the Cabot
                                        Oil & Gas Corporation Savings
                                        Investment Plan


                                   BY: /s/ HENRY C. SMYTH
                                       ---------------------------------
                                       Henry C. Smyth
                                       Vice President and Controller


June 22, 2001

Cabot Oil & Gas
Corporation Savings
Investment Plan

Financial Statements and Supplemental
Schedule
December 31, 2000 and 1999

Cabot Oil & Gas Corporation Savings Investment Plan
Index to Financial Statements and Supplemental Schedule
--------------------------------------------------------------------------------

                                                               Page
Report of Independent Accountants                                1

Financial Statements:

  Statement of Net Assets Available for Benefits as of
    December 31, 2000 and 1999                                   2

  Statement of Changes in Net Assets Available for Benefits
    for the Years Ended December 31, 2000 and 1999               3

  Notes to Financial Statements                                4 - 11

Supplemental Schedule*:

  Schedule of Assets Held for Investment Purposes
    as of December 31, 2000                                     12



* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       Report of Independent Accountants


To the Participants and Administrator of the Cabot Oil & Gas Corporation Savings Investment Plan


In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Cabot Oil & Gas Corporation Savings Investment Plan (the Plan) as of December 31, 2000 and 1999 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP


Houston, Texas
June 22, 2001

Cabot Oil & Gas Corporation Savings Investment Plan
Statement of Net Assets Available for Benefits
December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                  2000                 1999
Investments, at fair value (Notes 1, 2 and 3):
   Equity                                                      $ 5,710,273          $ 4,435,651
   Mutual funds                                                 25,053,442           24,549,432
   Short-term investments and cash                               5,240,199            4,471,091
   Loans to participants                                           541,951              613,852
                                                        ------------------   ------------------

Net assets available for plan benefits                         $36,545,865          $34,070,026
                                                        ------------------   ------------------




        The accompanying notes are an integral part of these financial statements.


Cabot Oil & Gas Corporation Savings Investment Plan
Statement of Changes Net Assets Available for Benefits
December 31, 2000 and 1999
--------------------------------------------------------------------------------
                                                                            2000                  1999
Additions to net assets attributed to:
   Investment income:
     Interest                                                     $            51,998   $            97,742
     Dividends                                                              1,968,923             1,820,724
     Net appreciation in fair value of investments                            469,273             1,625,173
                                                                  -------------------   -------------------
      Total investment income                                               2,490,194             3,543,639
   Contributions:
     Employer                                                                 728,540               723,773
     Participants                                                           1,529,838             1,629,760
                                                                  -------------------   -------------------
      Total additions                                                       4,748,572             5,897,172
                                                                  -------------------   -------------------
Deductions from net assets attributed to:
   Benefits paid to participants                                            2,250,700             3,135,265
   Administrative fees                                                         22,033                12,615
                                                                  -------------------   -------------------
      Total deductions                                                      2,272,733             3,147,880
                                                                  -------------------   -------------------
                                                                            2,475,839             2,749,292
Beginning of year                                                          34,070,026            31,320,734
                                                                  -------------------   -------------------

End of year                                                       $        36,545,865   $        34,070,026
                                                                  ===================   ===================



        The accompanying notes are an integral part of these financial statements.

Cabot Oil & Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

1.   Description of Plan

     The following brief description of the Cabot Oil & Gas Corporation Savings Investment Plan (the Plan) is provided for general information purposes only. Participants should refer to the summary plan description and legal plan document for more complete information.

     General
     Cabot Oil & Gas Corporation (COGC or Company) was previously a subsidiary of Cabot Corporation (Cabot). In February 1990, the Company completed its initial public offering of approximately 18% of the total outstanding shares of common stock and, accordingly, ceased to be a wholly-owned subsidiary of Cabot. On March 28, 1991, Cabot completed an exchange offer. Following the completion of the exchange offer, the Company became 100% publicly-owned and ceased to be a subsidiary of Cabot.

     Effective January 1, 1991, COGC established the Plan, a defined contribution plan, in which participation is voluntary on the part of the employees. Employees are eligible to become a participant in the Plan upon the first day of employment.

     Prior to the commencement of the Plan, COGC employees participated in the Cabot Profit Sharing and Savings Plan (PSSP) and the Cabot Employee Stock Ownership Plan (ESOP). All COGC employees who were members of the PSSP automatically became a participant in the Plan on January 1, 1991, were 100% vested with respect to balances in the PSSP and ESOP as of December 31, 1990, and had their PSSP and ESOP account balances transferred to the Plan. The Plan assumed legal responsibility for the accrued benefits of such affected employees on January 1, 1991.

     Benefits under the ESOP were frozen as of December 31, 1990. The ESOP balance is comprised of Cabot and/or COGC common stock. Effective September 1, 2000, the participant is eligible to withdraw, exchange, or take a loan against the ESOP balance. Dividends earned on the ESOP common stock are distributed to the other Plan investment election(s) according to the participant's most recent investment election. If such an election is not made by a participant, dividends from the ESOP are placed in the money market fund.

     Contributions
     A participant can contribute in the aggregate from 1% to 15% of eligible compensation as defined in the Plan on a pre-tax (before federal and state taxes are withheld) and/or after-tax basis through payroll deductions, except for employees residing in the state of Pennsylvania. Pennsylvania requires that state taxes be withheld before the pre-tax contribution. The participant is

Cabot Oil & Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     always fully vested in his or her contributions made on either a pre-tax or after-tax basis.

     The Company provides an incentive for each employee to participate in the pre-tax portion of the Plan by matching 100% of the first 4% of eligible compensation contributed. None of the after-tax contributions by a participant are matched by the Company.

     Vesting
     The participant is credited with a year of vesting service for each plan year in which he or she has 1,000 or more hours of service. The Company matching contribution vests 20% per year after the first year of vesting service, with 100% vesting attained after five years of vesting service. Service with Cabot prior to January 1, 1991 counts as vesting service under the Plan to the extent and in the same manner as computed under the PSSP. A participant's account becomes 100% vested with less than five years of vesting service as a result of either (i) permanent and total disability,
     (ii) death (account value is paid to the designated beneficiary), or (iii) attainment of age 65. The Plan was amended in March 2000 to fully vest certain participants who were terminated due to a reduction in workforce. Additionally, the Amendment grants service credits to all employees who become employed by the Company as a result of an acquisition or merger for purposes of eligibility and vesting.

     If a participant leaves COGC and is rehired within five years, the prior service with COGC will be restored under the Plan. Additionally, if the participant was partially vested when the employment was initially terminated, COGC will redeposit any amount of the matching contribution which was forfeited from the account (because the participant left before becoming 100% vested) after repayment by the participant of his or her previous distribution, if any.

     Investment Elections
     The Plan also allows the participants to (i) change the percentage of pay withheld through payroll deduction a maximum of four times per year, with changes taking effect the first pay period after advance notice, (ii) change investment fund options for future contributions at any time, directly by telephone with the Fidelity Management Trust Company (Trustee) or via internet, (iii) transfer the total balance of his or her accumulated investments from one fund to another twelve times per year, and (iv) discontinue participation in the Plan at any time, to be effective the first pay period after advance notice. Re-enrollment can be at any time, except after a hardship withdrawal.

Cabot Oil & Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     Payment of Benefits
     A participant eligible for a distribution from the Plan may elect to receive an immediate lump sum payment, or if the participant's account balance exceeds $5,000 he or she can defer the payment up to age 70.5.

     An exception is made for those participants who (i) had shares of Cabot stock transferred from the PSSP and/or ESOP to the Plan and (ii) exchanged shares of Cabot common stock in his or her PSSP and/or ESOP account for shares of COGC common stock pursuant to an exchange offer completed by Cabot in March 1991. Such participants can have the stock balance paid in cash or as common stock certificates. If the participant decides to sell such stock certificates, the commission fee will be reflected in the net asset value of the stock trade. Balances transferred to the Plan from the PSSP and/or ESOP retain payment options provided under the PSSP and/or ESOP.

     Withdrawals During Employment
     A participant is eligible to make certain withdrawals while employed. The first category of funds that are eligible for withdrawal represent amounts that were transferred from the PSSP. The second category represents amounts contributed under the Plan. Different rules apply to the withdrawal depending on the category. If the participant was a former member in the PSSP, the participant is eligible to make either a voluntary withdrawal or a hardship withdrawal from the amounts that were transferred. A voluntary withdrawal may be made from the PSSP after-tax and employer contribution accounts. Two voluntary withdrawals can be made per year, provided that not more than two are made within three months of each other. A voluntary withdrawal will be deducted from the participant's account in a specific order as provided for in the Plan.

     A participant is also eligible for a hardship withdrawal from his or her PSSP pre-tax account under the following conditions, (i) in a year in which the participant has already made two voluntary withdrawals and (ii) when three months have not elapsed since the time of the last voluntary withdrawal. Special rules apply which determine the hierarchy of access to the various sources of funds including (i) the participant has already withdrawn the full amount of both the after-tax contributions and the vested Company contributions, (ii) the participant must have fully exhausted the ability to obtain funds from any other source, including a loan from the Plan, and (iii) the participant submitted an application to the administrative committee for a hardship withdrawal. Following a hardship withdrawal, there will be an automatic 12-month suspension of the participant's pre-tax contributions.

Cabot Oil & Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     A participant can withdraw at any time an amount equal to the after-tax contributions made to the Plan after January 1, 1991. The minimum withdrawal amount is $500. A withdrawal of after-tax contributions requires a withdrawal of a proportionate share of investment earnings thereon, which will be taxable and will include 10% early distribution tax if made before age 59.5 under current tax laws. Additionally, the participant can withdraw an amount equal to the pre-tax contributions made to the plan after January 1, 1991 at any time after age 59.5. This withdrawal will be taxable, but will not include the 10% early distribution tax under current tax laws.

     Loans to Participants

     A participant can borrow up to 50% of his or her vested account balance (including ESOP) while in the Plan. The amount borrowed may be from a minimum of $1,000 to a maximum of $50,000, but never more than 50% of the vested account balance. Only one loan can be outstanding at any one time. A loan must be repaid by payroll deduction over a period not to exceed five years; early payoff is permitted. The loan interest rate is set by the administrative committee and, for the 2000 plan year, it was 1% above the prime rate charged by COGC's principal commercial bank in effect at the time of the loan. The set-up fee and the ongoing administrative fee for the loan are charged directly to the participant's account on a quarterly basis. Loans are limited to members who are active employees.

     Withdrawals Upon Termination of Employment
     A participant can withdraw the total vested amount in the Plan account as a result of either (i) termination of employment (ii) retirement at age 65 or at age 55 or later with 10 years of service or (iii) permanent and total disability or death. The full value of the Plan account will be paid and will be subject to income tax when the participant retires or qualifies as permanently and totally disabled, unless an election is made by the participant to rollover the funds as allowed by the Internal Revenue Code. If death occurs before retirement, the full value of the account will be paid to the designated beneficiary. Any portion of an eligible rollover distribution can be paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     Disposition of Forfeitures by Participants
     A forfeiture of unvested benefits shall be accounted for in the following manner. First, the forfeiture shall be credited to the Company contribution account of a re-employed participant for whom a reinstatement of prior forfeiture is required. Second, the forfeiture shall be applied toward the account of a former participant pursuant to the unclaimed benefit provisions of the Plan. To the extent that forfeitures for any Plan year exceed

Cabot Oil & Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     the amounts required to reinstate the accounts noted above, they will be applied against the next succeeding Company contribution.

     For the years ended 2000 and 1999, employer contributions were reduced by approximately $38,057 and $22,600, respectively, from forfeited nonvested accounts.

     Rollover Contributions
     Generally, if a participant received a qualified total distribution as defined in the Internal Revenue Code of 1986 as amended, the participant can deposit or rollover those funds into the Plan if approved by the Administrative Committee.

     Participant Accounts
     Each participant's account is credited with the employee's contribution, the Company contributions and the proportionate allocation of the earnings of the Plan, as defined.

     Plan Trustee
     Fidelity Management Trust Company was appointed trustee of the Plan by a contract dated June 1, 1991. Under the contract, the trustee shall hold all property received, manage the Plan and invest and reinvest Plan assets.

2.   Summary of Significant Accounting Policies

     Basis of Presentation
     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     Valuation of Investments
     Investments are recorded at fair market value based on market prices that have been provided by the Trustee.

     Net Appreciation in Fair Market Value of Investments
     The statement of changes in net assets available for Plan benefits presents the net appreciation (depreciation) in the fair market value of investments which consists of realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Cabot Oil& Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     Administrative Expenses

     Administrative expenses consist of all expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal, accounting, investment manager and trustee fees. All administrative expenses, except for expenses associated with loans to participants, were paid by the Company in 2000.

     Risks and Uncertainties

     The Plan provides for various investment options in any combination of stocks and mutual funds. Investment securities are exposed to various risks, such as market and credit risk. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for plan benefits.

3.   Investments

     The following presents investments that represent five percent or more of the Plan's net assets as of December 31, 2000 and 1999 at their current value.

                                                      2000                               1999
                                         --------------------------------   --------------------------------
                                                Value           Shares            Value            Shares
     Cabot Corporation common stock          $3,468,276        131,499          $2,766,567        135,783
     Cabot Oil & Gas Corporation
       common stock                           2,241,997         71,877           1,669,083        103,909
     Fidelity Magellan Fund                   9,136,325         76,583           9,825,278         71,912
     Fidelity Growth & Income Fund            2,863,838         68,025           3,277,564         69,499
     Fidelity Independence Fund               3,139,594        142,644           1,440,588         55,729
     Fidelity Money Market Trust:
       Retirement Money Market Portfolio      5,240,199      5,240,199           4,471,091      4,471,091
     Spartan U.S. Equity Index Portfolio      5,606,933        119,781           6,927,856        132,998

Cabot Oil& Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value during 2000 and 1999 by $469,273 and $1,625,173, respectively, as follows:

                                                Net appreciation/
                                                 (depreciation)
                                        -------------------------------
     Investments                            2000               1999
     Equity                             $  3,756,964      $    (862,441)
     Mutual funds                         (3,287,691)         2,487,614
                                        ------------      -------------

          Total net appreciation        $    469,273      $   1,625,173
                                        ------------      -------------

4.   Plan Termination

     While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it may to do so at any time. In the event of such a discontinuance or termination of the Plan, all amounts credited to the accounts of participants shall become fully vested and non-forfeitable.

5.   Tax Status of Plan

     The Plan is designed to constitute a "Qualified Plan" under the provisions of Section 401(a) of the Internal Revenue Code and, therefore, be exempt from federal income tax under the provisions of Section 501(a). The Plan obtained its latest determination letter on October 23, 1993, in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan was amended in 1994, 1996, 1998, 1999 and 2000, subsequent to the receipt of the determination letter. The Plan Administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.   Party-in-Interest Transactions

     The Plan invests in various Fidelity mutual funds and portfolios. These investments are considered party-in-interest transactions because Fidelity Management Trust Company serves as trustee of the Plan. The Plan management has approved these investment options.

Cabot Oil& Gas Corporation Savings Investment Plan
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     The Plan also invests in COGC common stock. Transactions in Company stock are considered party-in-interest transactions because COGC is the Plan sponsor.

7.   Subsequent Events

     The Plan was amended during 2001 to increase the Company's matching incentive from 4% to 6% for each employee's pre-tax eligible compensation contributed.

Cabot Oil& Gas Corporation Savings Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2000
--------------------------------------------------------------------------------

                                                                                           Current of
     Description                                                      Units held           fair value
*   Fidelity Retirement Money Market Portfolio                           5,240,199          $ 5,240,199
*   Fidelity Magellan Fund                                                  76,583            9,136,325
*   Spartan U.S. Equity Index Portfolio                                    119,781            5,606,933
*   Fidelity U.S. Bond Index Portfolio                                     171,148            1,812,454
*   Fidelity Growth & Income Fund                                           68,025            2,863,838
*   Fidelity Independence Fund                                             142,644            3,139,594
*   Fidelity Balanced Fund                                                  10,098              153,382
*   Fidelity Diversified International Fund                                  7,340              161,032
    Dreyfus Founders Discovery Fund                                         22,816              792,868
*   Fidelity Stock Selector Fund                                            55,838            1,387,016
*   Cabot Oil & Gas Corporation common stock                                71,887            2,241,997
    Cabot Corporation common stock                                         131,499            3,468,276
*   Participant loans (interest rates range from 8.75% to
     10.50% and maturities range from February 2001
     to December 2005)                                                                          541,951
                                                                    --------------       --------------
                                                                         6,117,858       $   36,545,865
                                                                    --------------       --------------

*  Represents a party-in-interest

                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.'s 33-35478, 33-71134, 33-52723 and 333-83819)
and Form S-3 (File 333-83819) of Cabot Oil & Gas Corporation of our report dated June 22, 2001 relating to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan, which appears in this Form 10-K/A.



PricewaterhouseCoopers LLP


June 22, 2001